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                                                                    Exhibit 3(b)

                           CERTIFICATE OF AMENDMENT TO

                      AMENDED ARTICLES OF INCORPORATION OF

                                FERRO CORPORATION


         Albert C. Bersticker, President and Paul B. Campbell, Secretary of Ferro Corporation (the "Corporation"), an Ohio corporation for profit with its principal location at Cleveland, Ohio, do hereby certify that a meeting of the shareholders of the Corporation entitling them to vote on the proposal to amend the Amended Articles of Incorporation thereof, as contained in the following resolutions, was duly called and held on April 22, 1994, at which meeting a quorum of such shareholders was present in person or in proxy, and that by the affirmative vote of the shareholders entitling them to exercise at least two-thirds of the voting power of the Corporation on such proposal the following resolution was adopted to amend the Amended Articles of Incorporation:

                  RESOLVED, by the shareholders of Ferro Corporation that the first paragraph of Article Fourth of the Amended Articles of Incorporation of the Corporation be and the same is hereby amended so that, as amended, such Article shall be and read as follows:

                                    "FOURTH: The number of shares which the
                           Corporation is authorized to have outstanding is 152,000,000, consisting of 2,000,000 shares of Serial Preferred Stock without Par Value (hereinafter called "Serial Preferred Stock") and 150,000,000 shares of Common Stock of the Par Value of $1.00 each (hereinafter called "Common Stock")."


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         IN WITNESS WHEREOF, the above-named officers, acting for and on behalf of the Corporation, have subscribed their names this 21st day of December, 1994.


                                               /s/ Albert C. Bersticker
                                               ----------------------------
                                               Albert C. Bersticker
                                               President


                                               /s/ Paul B. Campbell
                                               ----------------------------
                                               Paul B. Campbell
                                               Secretary

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